UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

     CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	July 25, 2005

Marsh & McLennan Companies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-5998	36-2668272

(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

1166 Avenue of the Americas, New York, NY	10036

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 345-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1—Registrant’s Business and Operations

Item 1.01.           Entry into a Material Definitive Agreement.

On July 25, 2005, Marsh & McLennan Companies, Inc. ("MMC") entered into a new employment agreement (the “Agreement”) with its chief executive officer Michael G. Cherkasky. This new agreement replaces and supersedes the employment agreement between Mr. Cherkasky and Marsh USA Inc., a subsidiary of Marsh Inc., which was effective as of July 7, 2004 (the “2004 Agreement”) except that the retention award granted pursuant to the 2004 Agreement will remain in place. The Agreement is effective as of July 20, 2005 and has an initial term of three years. The Agreement will automatically renew for successive one (1) year terms unless either party notifies the other that it does not wish to renew the Agreement. If MMC does not renew the Agreement, then upon Mr. Cherkasky’s subsequent termination of employment (other than for cause, as defined in the Agreement) equity awards granted under the Agreement will vest and, if notice of non-renewal is provided before Mr. Cherkasky attains age 62, MMC will pay him an amount equal to his salary and average bonus. Under the Agreement, Mr. Cherkasky is entitled to an annual base salary of at least $1,000,000 (retroactive to October 14, 2004), and is eligible for an annual bonus opportunity with a range of 150% to 300% of annual base salary (minimum $2.5 million for 2005). Mr. Cherkasky will participate in MMC’s long-term incentive compensation plans, receiving a mix of long-term equity incentive compensation awards with a combined annual target value of $5 million. The Agreement provides for a retention award comprised of 3-year restricted stock with a grant-date value of $3.75 million and performance-based stock options with a grant-date value of $3.75 million. The stock options vest over three years but are not exercisable unless MMC’s stock price exceeds the grant-date price by at least 15% for at least 30 consecutive trading days. If Mr. Cherkasky's employment is terminated for any reason, he will receive previously earned base salary and bonus. If his employment is terminated by MMC other than for cause or if he resigns for good reason (as defined in the Agreement), Mr. Cherkasky would also be entitled to receive two times his base salary and average bonus, a prorated annual bonus for the year of termination of employment based on the degree of achievement of goals under the bonus program and vesting of his equity awards. If such termination of employment other than for cause or for good reason is in connection with a change in control (as defined in the Agreement), Mr. Cherkasky would be entitled to receive three times his base salary and average bonus, a prorated annual bonus for the year of termination of employment based on the greater of his target bonus or a three-year average bonus and vesting of his equity awards. Payments made to Mr. Cherkasky in connection with his termination of employment are generally subject to his delivery to MMC of a general release of claims. Under the Agreement, for twenty-four months following Mr. Cherkasky’s termination of employment (twelve months, in certain cases), Mr. Cherkasky will be subject to certain non-competition and non-solicitation restrictions.

Section 9—Financial Statements and Exhibits

Item 9.01.          Financial Statements and Exhibits.

(c)	Exhibits

10.1	Employment Agreement, effective as of July 20, 2005, between Marsh & McLennan Companies, Inc. and Michael G. Cherkasky.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARSH & McLENNAN COMPANIES, INC.

By:	/s/ Bart Schwartz

Name: Bart Schwartz
Title: Vice President & Deputy General Counsel

Date: July 29, 2005